Exhibit 99.1

Financial Report

July – September 2011

Sales:	$2,018 million
Operating margin:	10.2%
Operating cash flow:	$192 million
EPS:	$1.48

(Stockholm, Oct. 25, 2011) — For the three-month period ended September 30, 2011, Autoliv, Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – met its guidance and reported the seventh consecutive quarter with double digit operating margins.

Consolidated net sales increased by 16% to $2,018 million compared to the same quarter in 2010. Organic sales grew at a rate of 9% compared to the increase in global light vehicle production (LVP) which is estimated by IHS to have been close to 6%. This is the eighth consecutive quarter that Autoliv has outperformed the global LVP.

Operating income increased by 1% to $205 million and income before taxes by 2% to $193 million. Net income amounted to $139 million and earnings per share assuming dilution was $1.48.

Operating margin amounted to 10.2%. At the beginning of the quarter, the Company expected operating margin to reach approximately 10% excluding any expense related to the ongoing antitrust investigations. Such expenses amounted to $5 million during the quarter and had a 0.2 percentage point negative margin effect.

Cash flow from operations amounted to $192 million and to $104 million before financing. Net debt amounted to $41 million.

For the fourth quarter of 2011, the Company expects consolidated sales and organic sales to grow by more than 9%. An operating margin in the range of 11-11.5% is expected for the quarter excluding any impact from the ongoing antitrust investigations.

An earnings conference call will be held at 3:00 p.m. (CET) today October 25. To follow the webcast or to obtain phone numbers, please access www.autoliv.com.

3rd quarter 2011

Market Overview

During the three-month period July - September 2011, global light vehicle production (LVP) is estimated by IHS to have increased by close to 6% compared to the same quarter in 2010. This was almost in line with IHS’s expectation at the beginning of the quarter.

In Europe (including Eastern Europe), where Autoliv derives somewhat less than 40% of its consolidated sales, LVP is estimated to have increased by 5%. LVP increased by 5% both in Western Europe and in Eastern Europe.

In The Americas, which accounts for slightly more than 30% of consolidated sales, LVP increased by 5%. Ford, Chrysler and General Motors (GM) raised their North American production by 12%, 10% and 5%, respectively. The Asian and European vehicle manufacturers increased LVP by 2% in North America. At the beginning of the quarter, these manufacturers expected to increase their North American production by 4%.

In China, which accounts for just over 10% of sales, LVP grew by 10% instead of by 12% as expected.

In Japan, which accounts for 10% of Autoliv’s consolidated sales, LVP declined by 4%, which was half as much as expected by IHS.

In the Rest of Asia (RoA), which accounts for 10% of consolidated sales, LVP grew by 8%. LVP in South Korea, where the average safety content per vehicle is higher than in the other RoA-countries, rose by 8%, which was 2 pp less than expected.

Consolidated Sales

Consolidated sales increased by 16% to $2,018 million compared to the same quarter 2010. Currency effects added slightly more than 6%. Acquisitions and divestitures were insignificant. Organic sales (non-U.S. GAAP measure, see enclosed table) rose by slightly more than 9% and outperformed global LVP by close to 4 pp. The Company outperformed LVP in virtually all regions.

Autoliv’s strong performance was driven by recent vehicle launches and a favorable vehicle mix, particularly with Hyundai/KIA and the “Detroit 3”. Sales were also driven by strong demand for side airbags for chest protection and for electronics (both passive electronics and active safety systems), as well as by the continued global trend of upgrading seatbelt systems with pretensioners.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) rose by nearly 15% to $1,319 million compared to the same quarter 2010. Currency effects added slightly more than 6%. Acquisitions had a minor impact. The organic sales growth of slightly more than 8% was almost 3 pp higher than the increase in global LVP. Sales were driven by strong demand for side airbags for chest protection, passenger airbags and for passive safety electronics, particularly by Hyundai/KIA, Chrysler, GM, and Ford.

Sales of seatbelt products grew by 16% to $659 million compared to the same quarter 2010. Currency effects added 7%. The organic sales increase of 9% was more than 3 pp higher than the growth in global LVP. Sales were driven by new business, mainly in Europe and China, especially from GM, Ford, Hyundai/KIA and Nissan.

Sales of active safety products (primarily automotive radar and night vision systems) rose by 78% to $40 million, and grew organically by 75%. This was mainly due to new radar business with Chrysler and higher optional take-rates at Mercedes.

Sales by Region

Sales from Autoliv’s European companies increased by 20% to $722 million including favorable currency effects which accounted for nearly half of the increase. Organic sales growth of 10% was almost twice as much as expected and almost twice as much as the 5% increase in European LVP. Autoliv’s strong performance was driven by several recent vehicle launches such as the BMW 1-series, the Land Rover Evoque and the Ford Focus/C-Max, as well as by higher production volumes for the BMW Mini Countryman and the Audi A8 and A6. This strong demand more than offset weaker demand in debt-challenged EU-countries and the negative effect from some contracts that expired.

Sales from Autoliv’s companies in The Americas rose by slightly more than 11% to $625 million, and included favorable currency effects of 1%. Organic sales growth of slightly more than 10% was 5 pp higher than the increase in the region’s LVP. This was primarily due to strong performance by Chrysler, Ford and GM, specifically with recent models such as Dodge’s Charger and Durango, Ford’s Focus and Chevrolet’s Cruze. In addition, Dodge increased production for its Caravan, Chrysler for its Town & Country and Ford for its F-Series and Explorer.

Sales from Autoliv’s companies in China rose by nearly 24% to $251 million. Currency effects added 6% and an acquisition from last year 1%. The organic sales growth of nearly 17% was 7 pp higher than the growth in Chinese LVP. Autoliv’s strong performance was driven by higher production volumes for several GM models as well as for Citroën’s C4; Peugeot’s 308, 408 and the new 508; BMW’s 5-series; Mercedes’ E-Class and Audi’s A4. Autoliv’s strong performance was also driven by strong export sales to South Korea. These favorable effects more than offset the weaker-than-expected LVP among some domestic Chinese vehicle manufacturers.

Sales from Autoliv’s companies in Japan decreased by 1% to $210 million despite positive currency effects of 11%. The 12% overall decline in organic sales was less than expected, but 8 pp more than the 4% decline in Japanese LVP. In the second quarter, the recovery in Japanese LVP after the earthquake was quicker for vehicles to which Autoliv is a supplier which helped Autoliv outperform Japanese LVP. In this quarter, however, other vehicle models have shown the strongest recovery. In addition, deliveries for one vehicle model were transferred to Autoliv Thailand.

Sales from Autoliv’s companies in the Rest of Asia (RoA) increased by 30% to $210 million. Currency effects added 8%, while a divestiture of certain non-core assets had a 2% negative impact. Organic sales growth of 24% was almost three times as high as the 8% increase in the region’s LVP. In South Korea, organic sales grew by 38%, substantially exceeding the 8% growth in the country’s LVP. Autoliv’s sales were driven by GM’s new Gentra and Hyundai’s new Veloster and by higher production volumes for Hyundai’s Verna, ix35 and Santa Fe and KIA’s Sportage and Sorento.

Q3 – Report 2011

Earnings

For the third quarter 2011, gross profit improved by 10%, or $37 million, to $411 million compared to the same quarter in 2010. However, gross margin declined to 20.4% from 21.5%. This was primarily due to higher raw material prices and negative currency revaluation effects.

Operating income increased by $3 million to $205 million. Most of the $37 million improvement in gross profit was offset by a $15 million higher Research, Development and Engineering (R,D&E) expense, net and a $15 million higher Selling, General & Administrative (S,G&A) expense, partially due to currency translation effects. In addition, legal expenses were $5 million higher due to the ongoing antitrust investigations. However, in relation to sales, R,D&E expense, net stood unchanged at 5.1% despite significantly more R,D&E projects especially in active safety, while S,G&A rose only marginally to 4.5% from an exceptionally low level due to a positive one-time effect in the same quarter 2010. Operating margin declined to 10.2% from 11.6%. Expenses related to the antitrust investigations (reported in Other expense) reduced the operating margin by 0.2 percentage points.

Income before taxes increased by $3 million to $193 million compared to the same quarter 2010. This reflects the improvement in operating income and a favorable swing in Other financial items that last year was affected by losses on foreign currency loans. These favorable effects were partially offset by $2 million higher interest expense, net due to higher floating interest rates for loans in Swedish Krona.

Net income attributable to controlling interest declined by $2 million to $138 million due to a higher effective tax rate that rose to 27.8% from 25.5% during the same quarter in 2010. Discrete tax items, net were $2 million unfavorable in the third quarter 2011 compared to $5 million favorable in the same quarter in 2010.

Earnings per share assuming dilution declined by 3 cents to $1.48. Higher pre-tax income improved earnings per share by 3 cents, while higher tax expense had a negative impact of 5 cents and more shares outstanding of 1 cent. The weighted average number of shares outstanding, assuming dilution, increased slightly to 93.5 million from 92.8 million during the same quarter in 2010.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $192 million, the second highest third-quarter cash flow behind the third quarter 2010 when operations generated $198 million in cash.

Cash flow before financing (non-U.S. GAAP measure, see enclosed table) amounted to $104 million compared to $134 million during the same quarter 2010. Capital expenditures, net of $86 million were $20 million more than depreciation and amortization in the quarter and $27 million more than capital expenditures during the third quarter 2010. Higher capital expenditures reflect capacity expansions in Asia and South America as well as in active safety.

During the quarter, operating working capital (non-U.S. GAAP measure, see enclosed table) decreased to 7.1% of sales from 7.7% at June 30. This was due to higher 12-month sales and 0.3 pp from a classification change. The Company’s policy is that working capital should not exceed 10% in relation to last 12-month sales.

Accounts receivable decreased to 72 days in relation to sales from 74 days at the same date last year but increased from 71 days from June 30. During the third quarter, inventories increased to 33 days outstanding from 31 days at June 30 but was unchanged from the same date last year.

Net debt (non-U.S. GAAP measure, see enclosed table) declined during the quarter by $91 million to $41 million despite dividend payments of $40 million. This decline was due to the strong cash flow and favorable currency effects of $34 million. Gross interest-bearing debt increased during the quarter by $8 million to $702 million.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. During the quarter, the Company’s leverage ratio stood unchanged at 0.1 times, while the interest coverage ratio decreased to 14.9 times from 15.4 times on June 30. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio declined to 1% at the end of the quarter from 4% on June 30 due to the cash flow.

During the quarter, total equity increased by $41 million to $3,302 million due to net income of $139 million, common stock incentives of $2 million and reductions in pension liabilities of $1 million. This was partially offset by unfavorable currency effects of $61 million and a $40 million accrual for the declared dividend for the fourth quarter. Total parent shareholders’ equity was $3,288 million corresponding to $36.82 per share.

Launches in the 3rd Quarter

•	BMW’s new 1-Series: Camera-based vision system for advanced drive assist systems, side airbags, inflatable curtains and seatbelts.

•	BMW’s new Mini Coupé: Driver airbag with steering wheel, passenger airbag, side airbags, seatbelts with pretensioners and safety electronics.

•	Chery’s new Riich G3: Driver airbag with steering wheel, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics.

•	Citroën’s new DS5: Seatbelts with pretensioners.

•	Ford’s new Ranger: Knee driver airbag, passenger airbag, side airbags, inflatable curtains and safety electronics.

•	Great Wall’s new Hover H6: Driver airbag with steering wheel, passenger airbag, seatbelts with pretensioners and safety electronics.

•

Mercedes’ new B-Class: Radar system (for collision prevention assist and blind-spot monitoring), knee driver airbag, passenger airbag, side airbags, inflatable curtains, active seatbelts with pre-pretensioners.

Q3 – Report 2011

Market Overview First Nine Months

During the period January - September 2011, global light vehicle production (LVP) increased by 4%.

In Europe, LVP increased by 8%. In Western Europe the increase was 5% and in Eastern Europe 14%.

In The Americas, LVP rose by 7% due to Chrysler, Ford and GM increasing their North American LVP by 13%. The North American LVP of Asian and European vehicle manufacturers increased by almost 1%.

In Japan, LVP dropped by 22% due to component shortages after the earthquake.

In China, LVP grew by 8% and in the Rest of Asia (RoA) by 11%.

Consolidated Sales

For this year’s first nine months, consolidated sales increased by almost 18% to $6,188 million. Currency effects added 6% and acquisitions net of divestitures added slightly more than 2%. Organic sales increased by more than 9%, which was 5 pp higher than the increase in global LVP.

Sales of airbag products increased by 17% to $4,057 million. Currency effects added almost 6% and acquisitions 2%. The organic sales increase of 9% was 5 pp higher than the increase in global LVP.

Sales of seatbelt products rose by 16% to $2,015 million. Currency effects added almost 7% and acquisitions slightly more than 2%. Consequently, organic sales grew by 7%, 3 pp more than the increase in global LVP.

Sales of active safety products (primarily automotive radar and night vision systems) almost doubled (rising by 96%) to $116 million and grew organically by 92%.

Sales from Autoliv’s European companies increased by 17% to $2,386 million, including positive currency effects of 8%. The organic sales growth of 9% was slightly higher than the 8% increase in European LVP. In addition to the above-mentioned vehicle models that contributed to the performance in the third quarter, sales were driven by strong demand for the Mercedes C-class, and from AvtoVAZ in Russia and Dacia in Romania, especially in the first six months.

Sales from Autoliv’s companies in The Americas increased by slightly less than 18% to $1,931 million, including positive currency effects of less than 2%. The organic sales increase of 16% was more than twice the 7% increase in LVP in the Americas. Autoliv’s strong performance was mainly due to several recent launches of vehicles with high safety content by Chrysler, GM and Ford along with their production increases.

Sales from Autoliv’s companies in China rose by 25% to $705 million. Currency effects added 5% and acquisitions almost 4%. The organic sales growth of more than 16% was 8 pp stronger than the 8% increase in Chinese LVP, primarily due to market share gains, particularly in the first and the third quarters, and to export sales to South Korea and Japan.

Sales from Autoliv’s companies in Japan declined by slightly less than 8% to $541 million despite positive currency effects of 11%. The organic sales decline of 19% was 3 pp less than the drop in Japanese LVP. This reflects the strong start of the year for Autoliv and a favorable vehicle model mix that partially mitigated the effects of the sharp drop in Japanese LVP in the second quarter.

Sales from Autoliv’s companies in the RoA jumped by nearly 44% to $625 million. Acquisitions boosted sales by slightly more than 19%, while currency effects had a favorable impact of 6%. The organic sales increase of 18% was 7 pp higher than the growth in RoA’s LVP. This was mainly due to Autoliv’s strong performance in the important South Korean market and to new business from Hyundai/KIA and GM.

Earnings

Gross profit increased by 11% or $130 million to $1,299 million. However, gross margin declined by 1.2 pp to 21.0%. This was due to higher raw material prices and the consequences of the earthquake in Japan.

Operating income improved by 6% or $39 million to $665 million. Operating margin declined in line with the gross margin decline, or by 1.2 pp, to 10.7%. Expenses of $8 million related to the antitrust investigations had a 0.1 percentage point negative margin effect.

Income before taxes increased by 7%, or $43 million, to $617 million, primarily due to the improvement in operating income and a $6 million lower expense in the second quarter for debt extinguishment. Most of the $5 million higher interest expense, net was offset by higher earnings in affiliates and a lower negative impact from Other financial items, net.

Net income attributable to controlling interest improved by 13%, or $52 million, to $465 million. Income tax expense was $150 million, including favorable discrete tax items of $19 million, net which was mainly due to the $24 million release of tax reserves in the second quarter. The effective tax rate was 24.3% compared to 27.5% for the nine-month period last year.

Earnings per share assuming dilution improved by 10% or $0.45 to $4.95 from the same period 2010. The average number of shares outstanding increased by 2% to 93.8 million. The higher number of shares outstanding had an 11 cent negative effect on earnings per share.

Cash Flow and Balance Sheet

Operations generated $465 million in cash and $207 million before financing, compared to $598 million and $383 million during the first nine months 2010. Capital expenditures, net amounted to $257 million and depreciation and amortization to $198 million compared to $142 million and $214 million, respectively, during the same period last year.

Despite $114 million in dividend payments, net debt decreased by $86 million during the nine-month period from $127 million at the beginning of the period to $41 million. Gross interest-bearing debt decreased by $23 million to $702 million. Net debt to capitalization declined to 1% from 4% at the end of 2010.

Total equity increased by $363 million mainly as a result of the $467 million net income and common stock incentives of $15 million. Dividends reduced equity by $119 million.

Return on total equity was 20% and return on capital employed was 27%.

Q3 – Report 2011

Headcount

Total headcount (permanent employees and temporary personnel) increased by 1,400 during the quarter to 47,700 and by 4,400 during the nine-month period. Of the headcount increase during the third quarter, 79% were direct production workers in response to the expanding manufacturing volumes, 88% were in low-cost countries (LCC) and 43% were temporary personnel.

Currently, 71% of total headcount are direct workers in manufacturing, 65% are in LCC and 20% are temporary personnel compared to 70%, 62%, and 22%, respectively, at the same time a year ago.

Outlook

Based on Autoliv’s latest call-offs from customers, we expect to continue to outperform global LVP by growing the Company’s organic and consolidated sales in the fourth quarter by more than 9% compared to an expected growth in global LVP of nearly 4% according to IHS. The effects of acquisitions and currency are expected to be insignificant provided the current exchange rates prevail. This would lead to a consolidated sales increase of more than 15% to almost $8.3 billion for the full year, including an average organic sales growth of more than 9% in 2011. It should be noted that the macroeconomic environment is uncertain. Therefore, it is currently unusually difficult to make forecasts about LVP.

These sales assumptions imply an operating margin of approximately 11.5% for the fourth quarter. However, given the current uncertainty surrounding the flooding in Thailand (see Other Significant Events), we guide the fourth quarter operating margin to be in the range of 11-11.5%.

For the full year, operating margin is essentially unchanged from our July indication of more than 11%. However given the uncertainties surrounding the flooding in Thailand, we are now slightly modifying our operating margin guidance to be around 11%.

The margin guidance does not include any impact from the ongoing antitrust investigations (including legal fees or any other potential costs) since such impact is not currently estimable (see Other Significant Events).

The projected effective tax rate for the remainder of the year, excluding any discrete tax items that might arise, is estimated to be around 28%.

Other Significant Events

•

As previously announced, the U.S. Department of Justice and the European Commission are investigating possible anti-competitive behavior among certain automotive suppliers, including Autoliv. It is likely that, for the reporting periods in which the related liabilities become estimable or the investigations are resolved, the Company’s operating results and cash flows will be materially impacted. However, as the Company cannot predict the duration, future scope or final outcome of the investigations, it is unable to estimate such impact or predict the reporting periods in which it may be recorded.

•

Great Wall Motor Co., Ltd. and Autoliv have entered into a strategic agreement to enhance technical cooperation in the area of active and integrated safety on top of the companies’ ongoing cooperation in passive safety. Great Wall is China’s leading SUV and pickup manufacturer.

•

To supplement Autoliv’s own short- and medium-range radar, the Company has acquired an exclusive license to a 77 GHz long-range radar technology (hardware and algorithms) from the German company ASTYX Communications and Sensors GmbH. The Astyx world-class technology will feature Full Speed Adaptive Cruise Control (SPACC) to automatically keep a safe distance between the driver’s vehicle and vehicles ahead. It will also feature Emergency Braking (EB) used to autonomously brake a vehicle when an accident is imminent and Forward Collision Warning (FCW) to alert the driver in the event the vehicle is approaching another vehicle in a manner that could create an accident.

•

At the Frankfurt Auto Show, BMW introduced Autoliv’s camera-based vision system featuring Lane Departure Warning and Forward Collision Warning technologies. Other features include: Traffic Sign Recognition, providing the driver with information about speed zones and no-pass zones, and Automatic High/Low Beam Switching.

•

Autoliv has developed the world’s first system that combines the controls for vehicle brakes with the controls for vehicle restraints. The Company has already been awarded production business for this enhanced, cost-efficient system.

•

Although neither of our two plants in Thailand has been flooded, several manufacturing lines have been stopped due to component shortages from suppliers affected by the flooding. Additionally, some customer plants in the country have also been forced to suspend production. At present, the final financial impact on Autoliv cannot be assessed since the duration of these disruptions is not known. We currently estimate the effect on operating income to be at least $6 million during the fourth quarter.

Dividend

As previously announced, the Company has declared a quarterly dividend of 45 cents per share which will be paid on Thursday, December 1, 2011 to shareholders of record on November 17. The ex-date, when the shares will trade without the right to the dividend, will be November 15, 2011.

Next Report

Autoliv intends to publish the quarterly report for the fourth quarter 2011 on Wednesday, February 1, 2012.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available electronically at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 – Report 2011

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, negative impact of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Q3 – Report 2011

KEY RATIOS

	Quarter July-September		First 9 months		Latest 12	Full year
	2011	2010	2011	2010	months	2010

Earnings per share, basic	$1.55	$1.58	$5.21	$4.76	$7.21	$6.77
Earnings per share, diluted 1)	$1.48	$1.51	$4.95	$4.50	$6.85	$6.39
Total parent shareholders’ equity per share	36.82	31.54	36.82	31.54	36.82	32.89

Cash dividend paid per share	0.45	0.30	1.28	0.30	1.63	0.65
Operating working capital, $ in millions 2)	576	467	576	467	576	388
Capital employed, $ in millions 3)	3,343	3,145	3,343	3,145	3,343	3,066
Net debt, $ in millions 2)	41	338	41	338	41	127
Net debt to capitalization, % 4)	1	11	1	11	1	4

Gross margin, % 5)	20.4	21.5	21.0	22.2	21.3	22.2
Operating margin, % 6)	10.2	11.6	10.7	11.9	11.2	12.1

Return on total equity, % 7)	17.0	20.8	19.8	21.4	20.9	22.3
Return on capital employed, % 8)	24.6	26.4	27.4	27.0	28.3	28.2

Average no. of shares in millions 1)	93.5	92.8	93.8	91.8	93.8	92.4
No. of shares at period-end in millions 9)	89.3	88.7	89.3	88.7	89.3	89.0
No. of employees at period-end	37,937	33,222	37,937	33,222	37,937	34,590
Headcount at period-end 10)	47,695	42,801	47,695	42,801	47,695	43,325
Days receivables outstanding 11)	72	74	70	73	71	69
Days inventory outstanding 12)	33	33	32	33	32	32

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share data)

	Quarter July - September		First 9 months		Latest 12	Full year
	2011	2010	2011	2010	months	2010
Net sales
Airbag products	$1,318.8	$1,151.0	$4,056.6	$3,466.8	$5,312.3	$4,722.5
Seatbelt products	659.0	567.5	2,015.5	1,737.3	2,641.6	2,363.4
Active safety products	39.8	22.4	115.6	59.1	141.2	84.7

Total net sales	2,017.6	1,740.9	6,187.7	5,263.2	8,095.1	7,170.6

Cost of sales	(1,606.4)	(1,367.1)	(4,888.9)	(4,093.9)	(6,373.5)	(5,578.5)

Gross profit	411.2	373.8	1,298.8	1,169.3	1,721.6	1,592.1

Selling, general & administrative expenses	(91.5)	(76.0)	(277.5)	(238.9)	(365.8)	(327.2)
Research, development & engineering expenses, net	(103.7)	(88.6)	(335.7)	(273.9)	(423.1)	(361.3)
Amortization of intangibles	(4.2)	(4.9)	(13.5)	(13.8)	(17.7)	(18.0)
Other income (expense), net	(6.9)	(2.2)	(7.0)	(16.1)	(7.3)	(16.4)

Operating income	204.9	202.1	665.1	626.6	907.7	869.2

Equity in earnings of affiliates, net of tax	2.0	1.7	5.2	3.7	7.0	5.5
Interest income	1.4	0.9	3.4	2.5	4.3	3.4
Interest expense	(16.2)	(13.5)	(47.1)	(41.3)	(60.1)	(54.3)
Loss on extinguishment of debt	0.1	—	(6.2)	(12.1)	(6.4)	(12.3)
Other financial items, net	0.4	(1.6)	(3.0)	(4.7)	(4.3)	(6.0)

Income before income taxes	192.6	189.6	617.4	574.7	848.2	805.5

Income taxes	(53.5)	(48.5)	(150.1)	(158.0)	(202.1)	(210.0)

Net income	$139.1	$141.1	$467.3	$416.7	$646.1	$595.5

Less: Net income attributable to non-controlling interest	0.7	1.0	2.4	3.6	3.7	4.9
Net income attributable to controlling interest	$138.4	$140.1	$464.9	$413.1	$642.4	$590.6

Earnings per share 1)	$1.48	$1.51	$4.95	$4.50	$6.85	$6.39

1)	Assuming dilution and net of treasury shares.

Q3 – Report 2011

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	September 30 2011	June 30 2011	March 31 2011	December 31 2010	September 30 2010
Assets
Cash & cash equivalents	$630.7	$559.7	$605.2	$587.7	$487.2
Receivables, net	1,527.8	1,610.1	1,625.2	1,367.6	1,453.1
Inventories, net	619.4	626.8	609.1	561.7	564.3
Other current assets	165.4	183.0	185.1	171.6	166.9

Total current assets	2,943.3	2,979.6	3,024.6	2,688.6	2,671.5

Property, plant & equipment, net	1,102.7	1,124.9	1,075.6	1,025.8	1,016.8
Investments and other non-current assets	256.9	243.4	231.6	228.1	226.2
Goodwill assets	1,612.1	1,624.2	1,620.7	1,612.3	1,615.1
Intangible assets, net	114.3	112.6	106.8	109.7	114.0

Total assets	$6,029.3	$6,084.7	$6,059.3	$5,664.5	$5,643.6

Liabilities and equity
Short-term debt	$221.8	$205.9	$107.1	$87.1	$156.2
Accounts payable	1,058.1	1,123.0	1,130.9	1,003.1	981.1
Other current liabilities	703.6	745.8	809.8	744.3	774.1

Total current liabilities	1,983.5	2,074.7	2,047.8	1,834.5	1,911.4

Long-term debt	480.2	487.9	639.9	637.7	680.0
Pension liability	141.3	146.2	140.2	136.0	118.3
Other non-current liabilities	122.2	115.1	117.8	117.1	126.8

Total non-current liabilities	743.7	749.2	897.9	890.8	925.1

Total parent shareholders’ equity	3,287.8	3,247.3	3,100.6	2,927.3	2,798.0
Non-controlling interest	14.3	13.5	13.0	11.9	9.1

Total equity	3,302.1	3,260.8	3,113.6	2,939.2	2,807.1

Total liabilities and equity	$6,029.3	$6,084.7	$6,059.3	$5,664.5	$5,643.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter July - September		First 9 months		Latest 12	Full year
	2011	2010	2011	2010	months	2010

Net income	$139.1	$141.1	$467.3	$416.7	$646.1	$595.5
Depreciation and amortization	66.5	69.0	197.9	213.7	265.9	281.7
Other, net	20.1	5.0	36.8	38.7	55.8	57.7
Changes in operating assets and liabilities	(33.9)	(16.8)	(236.9)	(71.0)	(176.4)	(10.5)

Net cash provided by operating activities	191.8	198.3	465.1	598.1	791.4	924.4

Capital expenditures, net	(86.0)	(59.1)	(256.6)	(142.1)	(338.9)	(224.4)
Acquisitions of businesses and other, net	(1.9)	(5.3)	(1.4)	(73.5)	(0.7)	(72.8)

Net cash used in investing activities	(87.9)	(64.4)	(258.0)	(215.6)	(339.6)	(297.2)

Net cash before financing 1)	103.9	133.9	207.1	382.5	451.8	627.2

Net increase (decrease) in short-term debt	(8.3)	(59.4)	116.2	(180.7)	18.3	(278.6)
Issuance of long-term debt	—	—	47.1	—	66.9	19.8
Repayments and other changes in long-term debt	(6.2)	(64.8)	(214.3)	(115.6)	(269.5)	(170.8)

Dividends paid	(40.1)	(26.6)	(114.1)	(26.6)	(145.2)	(57.7)
Cash paid for extinguishment of debt	0.0	—	(6.3)	(8.3)	(6.3)	(8.3)
Common stock options exercised	0.1	6.8	12.1	13.2	28.1	29.2
Acquisition of subsidiary shares from non-controlling interests	—	—	—	(63.7)	—	(63.7)
Dividend paid to non-controlling interests	(0.0)	—	(0.4)	—	(0.4)	—
Capital contribution from non-controlling interests	—	—	—	—	1.2	1.2
Other, net	(0.6)	—	(5.3)	—	(5.3)	—
Effect of exchange rate changes on cash	22.2	37.9	0.9	13.7	3.9	16.7

Increase (decrease) in cash and cash equivalents	71.0	27.8	43.0	14.5	143.5	115.0

Cash and cash equivalents at period-start	559.7	459.4	587.7	472.7	487.2	472.7

Cash and cash equivalents at period-end	$630.7	$487.2	$630.7	$487.2	$630.7	$587.7

1)	Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 – Report 2011

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30 2011	June 30 2011	March 31 2011	December 31 2010	September 30 2010
Total current assets	$2,943.3	$2,979.6	$3,024.6	$2,688.6	$2,671.5
Total current liabilities	(1,983.5)	(2,074.7)	(2,047.8)	(1,834.5)	(1,911.4)

Working capital	959.8	904.9	976.8	854.1	760.1
Cash and cash equivalents	(630.7)	(559.7)	(605.2)	(587.7)	(487.2)
Short-term debt	221.8	205.9	107.1	87.1	156.2
Derivative asset and liability, current	(15.5)	8.0	(4.1)	(0.7)	6.9
Dividends payable	40.2	40.2	38.3	35.6	31.0

Operating working capital	$575.6	$599.3	$512.9	$388.4	$467.0

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	September 30 2011	June 30 2011	March 31 2011	December 31 2010	September 30 2010
Short-term debt	$221.8	$205.9	$107.1	$87.1	$156.2
Long-term debt	480.2	487.9	639.9	637.7	680.0

Total debt	702.0	693.8	747.0	724.8	836.2
Cash and cash equivalents	(630.7)	(559.7)	(605.2)	(587.7)	(487.2)
Debt-related derivatives	(30.8)	(2.3)	(12.4)	(10.0)	(11.2)

Net debt	$40.5	$131.8	$129.4	$127.1	$337.8

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter July - September

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	9.6	$58.2	10.4	$58.2	(12.1)	$(25.7)	16.8	$34.0	24.1	$38.9	9.4	$163.6
Currency effects	9.6	57.3	1.0	6.0	10.7	22.7	5.6	11.4	8.2	13.0	6.3	110.4
Acquisitions/divestitures	0.4	2.7	—	—	—	—	1.5	3.0	(1.9)	(3.0)	0.2	2.7

Reported change	19.6	$118.2	11.4	$64.2	(1.4)	$(3.0)	23.9	$48.4	30.4	$48.9	15.9	$276.7

9 months January - September

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	8.5	$172.4	16.0	$263.3	(18.6)	$(108.9)	16.3	$92.0	18.0	$78.1	9.4	$496.9
Currency effects	8.2	167.6	1.7	26.4	11.1	65.1	4.9	27.5	6.4	27.7	6.0	314.3
Acquisitions/divestitures	0.4	8.4	—	—	—	—	3.6	20.5	19.4	84.4	2.2	113.3

Reported change	17.1	$348.4	17.7	$289.7	(7.5)	$(43.8)	24.8	$140.0	43.8	$190.2	17.6	$924.5